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                                                                    EXHIBIT 9(e)

                                November 3, 1995

Old Mutual South Africa Equity Trust
Richmond House
12 Par-la-Ville Road
Hamilton, Bermuda

Ladies and Gentlemen:

         The undersigned has today made a capital contribution of U.S.$4,750,000 to Old Mutual South Africa Equity Trust, a Massachusetts trust (the "Master Trust"), and U.S.$100,000 of such capital contribution has been designated as "seed capital" for purposes of Section 14(a) of the Investment Company Act of 1940, as amended.

         This will confirm that, in the event the undersigned redeems or decreases its beneficial interest in the Master Trust in respect of such "seed capital", the proceeds of such redemption or decrease shall be reduced by a pro rata portion of the then unamortized organization expenses of the Master Trust, such pro rata portion to be determined by multiplying the unamortized organization expenses by a fraction the numerator of which is the amount to be redeemed or decreased and the denominator of which is the amount, at the time of the redemption or decrease, of the book capital account of the beneficial interest attributable to the "seed capital". Unless otherwise specified by the undersigned, any redemption or decrease of the undersigned's beneficial interest in the Master Trust shall, to the fullest extent possible, be presumed to apply to investments of the undersigned in the Master Trust other than the "seed capital".

                                             Very truly yours,

                                             OLD MUTUAL FUND HOLDINGS
                                              (BERMUDA) LIMITED

                                             By:______________________________
                                                      William Langley
                                                      Director